Exhibit 99.1

Academy Sports + Outdoors Announces $99 Million Paydown
and Refinancing of its Term Loan and Upgrade to Credit Rating

KATY, TX, May 25, 2021 – Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (NASDAQ: ASO) announced today that it has completed a paydown and refinancing of its term loan and that its S&P Global credit rating has been upgraded.

On May 25, 2021, Academy reduced its term loan obligation by $99 million, leaving an outstanding principal balance of $300 million, and lowered the interest rate on the remaining balance by 125 basis points to LIBOR + 3.75%. This new rate will save the Company approximately $9 million in interest expense on an annualized basis.

Additionally, S&P Global recently raised its issuer-credit rating to B+ from B based on improved credit metrics and financial policy, strong business trends and the recent reduction of its largest stockholder’s ownership position to below 40%. A copy of the report can be found on Academy’s investor relations website, http://investors.academy.com.

"I am pleased to announce another action taken by the Company to strengthen our balance sheet and further improve our financial standing," said Ken Hicks, Chairman, President and Chief Executive Officer. "Academy has made significant strides in deleveraging over the last year and is better positioned for future growth opportunities."

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 19 private label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit www.academy.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, under the caption "Risk Factors," as may be updated from time-to-time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact Media Contact
Matt Hodges Elise Hasbrook
VP, Investor Relations VP, Communications
281-646-5362 281-944-6041
Matt.hodges@academy.com Elise.hasbrook@academy.com